                                                                    EXHIBIT 99.2

                                    JULY 2003


[ST. JOSEPH CAPITAL CORPORATION LOGO]

Dear Shareholders and Friends:

After an unusually long, cold and rainy spring in Michiana, summer is finally here and the temperatures are on the rise! In step with the season, the stock market also seems to be heating up. The Fed is still trying to do their part to warm up the economy by lowering their target for short-term interest rates by another 0.25% at their June meeting. And while we are on the subject of heat, a certain CEO is no worse for wear after swallowing fire during the annual shareholders meeting.

Highlights for the second quarter of 2003 included:

         -    NET INCOME UP 26.7% OVER PRIOR YEAR

         -    19TH CONSECUTIVE QUARTER OF INCREASED PROFITS

         -    ASSET QUALITY REMAINS VERY STRONG

         -    MORE THAN 700 ATTEND ANNUAL MEETING

         - 2002 ANNUAL REPORT WINS HONORABLE MENTION FROM LEAGUE OF AMERICAN COMMUNICATIONS PROFESSIONALS

                         INCOME STATEMENT CONSIDERATIONS

Net Income reached $508,000 -- an increase of $107,000 from the $401,000 earned in the same quarter a year ago. Basic EPS increased to $.30 up $.06 or 25% from the $.24 earned in the same quarter last year. The primary drivers of this improved performance were a 14.9% increase in net interest income and continued tight control on occupancy and other non-interest expenses. The provision expense moderated somewhat compared to last year due to, what we believe is, a temporary slowdown in the amount of net loans booked during the quarter. The resultant Allowance for Loan Loss Account remains very strong at 1.51% of Total Loans. No loan charge-offs were recorded; therefore, the entire provision expense was used to build the Allowance for Loan Loss account. Year over year, personnel expenses increased by 17.1%. We have added several key people to help us continue our growth in the future as well as to serve clients and prospects in the present.

                          BALANCE SHEET CONSIDERATIONS

After two consecutive quarters of sizzling loan growth, the rate of increase in net loans slowed during the second quarter. We have not, however, lost momentum; in fact, our market share expanded in a positive way. We originated over $12 million in new loans during the quarter but experienced an unusual rate of pay downs on existing loans from clients. This phenomenon occurred for a variety of reasons and is not all unfavorable. As clients generated excess cash from their business activities, the logical place to apply that cash (at least for the time being) appears to be in debt reduction. I surmise that in time, as the outlook for the economy becomes more certain, business owners may become expansion-minded and bullish about making additional investments in plant and equipment as well as gain confidence about hiring additional staff to facilitate growth. Our pipeline and backlog of deals remains healthy and our team is working hard to develop both new and existing relationships. We are pleased to report that the loan portfolio remains fully performing with no delinquencies or non-accrual loans.

                              OTHER IMPORTANT NEWS

In May we held our 6th Annual Spring Gala and Meeting and were truly honored to have more than 700 shareholders and friends in attendance. We conducted the brief business of the meeting, honored my father, Dick Rosenthal, who recently retired from our Board, provided a recap of our financial results for 2002, and heard a marvelous keynote address from Dr. David Baum entitled "Live in the Leap."

                             DARING TO BE DIFFERENT

David's talk tied in very nicely with our annual theme -- "Daring to be Different." He provided encouragement and motivation to live life to the fullest even when it means doing something out of the ordinary. As his grand finale, David amazed and entertained us by performing a fire eating demonstration. And, you guessed it; he chided me into eating fire too! My family asserts that this wasn't daring to be different, but rather just plain crazy. I trust we aren't crazy but we WILL go to great lengths to show you just how different we can be regarding service and attitude. If you were unable to attend the gala, but would like a DVD or VHS of the meeting, please call and we will arrange for a copy to be sent to you.

As always, should you have questions or comments, please phone or e-mail me at 574-273-9700 or 1-800-890-2798 or jrosenthal@sjcb.com.

With Best Regards,


John W. Rosenthal
Chairman, President & Chief Executive Officer

                                       5

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                         BASIC EARNINGS PER COMMON SHARE

                   [BASIC EARNINGS PER COMMON SHARE BAR GRAPH]

                     2000        2001         2002        2003
1st Qtr             $0.12       $0.19        $0.22       $0.30
2nd Qtr             $0.15       $0.19        $0.24       $0.30
3rd Qtr             $0.16       $0.19        $0.25
4th Qtr             $0.18       $0.20        $0.29
                    -----       -----        -----       -----
Total               $0.61       $0.77        $1.00       $0.60


                         ST. JOSEPH CAPITAL CORPORATION
                                 INVESTOR DATA

June 30, 2003
-------------
Nasdaq symbol....................SJOE

Price/earnings ratio (LTM).......17.50x

52 week price range......17.10 - $22.50

Closing price....................$19.95

Book value per share.............$13.81

Price/book ratio.................144%

Common Shares outstanding........1.679


[ST. JOSEPH CAPITAL CORPORATION LOGO]

Shareholder Services
3820 Edison Lakes Parkway
Mishawaka, Indiana 46545



         ST. JOSEPH CAPITAL CORPORATION REPORTS 2003 2ND QUARTER RESULTS
                   NET INCOME UP 26.7% OVER PRIOR YEAR QUARTER
                                 DETAILS INSIDE